Exhibit (a)(1)(D)
NOTICE OF WITHDRAWAL OF EXERCISE OF WARRANTS
PURSUANT TO
OFFER TO EXERCISE
WARRANTS TO PURCHASE COMMON STOCK
OF
OCCIDENTAL PETROLEUM CORPORATION
THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON MARCH 31, 2025, UNLESS THE OFFER PERIOD IS EXTENDED.
If mailing by first-class mail or overnight courier:
To: Equiniti Trust Company, LLC
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
Facsimile: (866) 734-9952
DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
I previously received a copy of the Offer to Exercise Warrants to Purchase Common Stock, dated March 3, 2025, and any amendments or supplements thereto (the “Offer to Exercise”) of Occidental Petroleum Corporation (the “Company”) and properly elected to participate in the Offer to Exercise.
I hereby irrevocably withdraw my previously submitted election to participate in the Offer to Exercise and reject the Offer to Exercise.
I understand that by rejecting the Offer to Exercise, my Warrants, each exercisable for one share of the Company’s common stock, par value $0.20 per share (“Common Stock”), will not be exercised pursuant to the terms of the Offer to Exercise and will remain in full force and effect as originally issued with an exercise price of $22.00 per Warrant. I waive any right to receive any notice of the acceptance of this Notice of Withdrawal. All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exercise.

Date: , 2025	By:
(signature)

(print name)
Address:

Telephone:

Fax:

Tax ID:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to your right to dispute such determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all Notices of Withdrawal it determines not to be in proper form or to reject those Notices of Withdrawal, the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Notice of Withdrawal will be final and binding on all parties, subject to your right to dispute such determination in a court of competent jurisdiction.

No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal and none of them will incur any liability for failure to give any such notice.
IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE DEPOSITARY AGENT ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AT 5:00 P.M. (EASTERN TIME) ON MARCH 31, 2025, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY APRIL 25, 2025, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO EXERCISE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER APRIL 25, 2025.